Exhibit 99.1

               AMERIVEST PROPERTIES ANNOUNCES DENVER ACQUISITION;
                  BUYS CENTERRA OFFICE BUILDING FOR $18,700,000

     DENVER, CO, November 12, 2002 -- AmeriVest Properties Inc. (AMEX: AMV) announced today that it has acquired the Centerra office building, located in Denver, Colorado for $18,700,000. The Centerra Building contains 186,000 rentable square feet and is 80% leased.

     The Centerra Building is located in the southeast quadrant of the City and County of Denver, immediately adjacent to the intersection of I-25 and Colorado Boulevard. The 17-story building and seven-story parking garage on 1.15 acres of land was built in 1982 and is leased to 36 tenants, with an average tenant size of 4,200 square feet. The Centerra Building is located directly adjacent to AmeriVest's 141,000 square foot Sheridan Center project.

     The Centerra Building is being purchased at a first year capitalization rate in excess of 10.5%. The purchase price of $18,700,000 ($100/SF) is being paid with $13,100,000 from the proceeds of a loan from Fleet Bank and the balance paid in cash.

     Charles Knight, President and chief operating officer of AmeriVest, said, "This is the second acquisition to be funded from the proceeds of AmeriVest's follow-on common stock offering which was completed in June 2002. We look forward to the contribution this and future acquisitions will make to our funds from operations. Centerra fits AmeriVest's target acquisition profile, with a diversified rent roll in terms of both lease expirations and business sectors. This property offers a strong mid-town location with great visibility and access, as well as a range of amenities important to our tenant base, including an in-house deli and exercise facility. We intend to upscale the property by adding AmeriVest's standard package of amenities and services to tenants, such as our state-of-the-art conference room facility."

     The current rent roll of the Centerra Building includes 19,000 square feet leased to United Air Lines, Inc. "We are aware of the uncertainties regarding United," said Knight. "As frequent travelers and Denver residents, we support United in its quest to restructure outside of bankruptcy. Nevertheless, this is a great small tenant building which we are pleased to own, regardless of the outcome of United's negotiations."

     AmeriVest Properties Inc., with its principal office in Denver, Colorado, owns 25 office properties and is focused on serving small to mid-sized office tenants in select markets. Its common stock is listed on the American Stock Exchange under the symbol "AMV."

In addition to historical information, this press release contains forward-looking statements and information under the federal securities laws. These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management's beliefs and assumptions made by management. While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management's control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release. In

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particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants' financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest's 2001 Annual Report on Form 10-KSB and from time to time in the Company's filings with the Securities and Exchange Commission.

ACQUISITION SUMMARY
CENTERRA OFFICE BUILDING

Centerra is a Class "A" seventeen-story building on a 1.15-acre site in Denver, Colorado.

Year Built:               1982

Building Size:            186,000

Occupancy:                80%

Capital Improvements:     AmeriVest will improve the property with the small
                          tenant amenities it offers in all its properties, including a common area conference room and electronic building directory.

Building Description:     The office tower floor plate offers 12,000 rentable
                          square feet on the upper floors, with smaller floors toward the base due to the building's entry atrium and garage entries, uniquely accommodating tenants of varying square foot requirements. The building is an architecturally distinct, glass curtain wall and brick veneer structure, with an attractive landscape environment around the perimeter. Access is provided by the I-25 and Colorado Boulevard interchange, and the property enjoys unobstructed mountain views to the West. Building systems include: five elevators, automatic sprinklers, multiple zone HVAC, and a card reader building access system.

Parking:                  587 spaces of structured parking (3.2 spaces per 1,000
                          SF)

Purchase Price:           $18,700,000 ($100/SF)

Closing Date:             November 12, 2002

Average Tenant Size:      4,200 SF

First Year Cap Rate:      10.5% +


Investment Opportunity:   To acquire the superior building for small and
                          mid-sized tenants in the South Colorado Boulevard submarket at an attractive going-in cap rate with a plan to substantially improve the building and increase occupancy over the near term.

2002                                          #####